Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-76558, No. 333-163604, No. 333-188249, and No. 333-188250) of iSatori, Inc. (the “Company”) of our report dated March 26, 2015, relating to the Company’s financial statements as of and for the years ended December 31, 2014 and 2013, which report appears in Item 8 of this Form 10-K.

EKS&H LLLP

March 23, 2015

Denver, Colorado